Exhibit 32.1

Certification

Pursuant to 18 U.S.C. § 1350, the undersigned officer of Cimarex Energy Co. (the “Company”), hereby certifies, to such officer’s knowledge, that the Company’s Annual Report on Form 10-K for the period ended December 31, 2020 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated:	February 23, 2021

/s/ THOMAS E. JORDEN
		Name:	Thomas E. Jorden
		Title:	Chairman of the Board, Chief Executive Officer,
and President

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as a separate disclosure document.